Exhibit 99.1

UDR Names New Chief Financial Officer

Denver, CO., (December 5, 2016) – UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust, today announced the appointment of Joseph D. Fisher as Chief Financial Officer effective January 1, 2017. Mr. Fisher succeeds Tom Herzog who resigned as Chief Financial Officer in June 2016.

Mr. Fisher brings an extensive background in public and private real estate. He has been a member of the Deutsche Asset Management real estate securities team since 2007 most recently serving as Co-Head of the Americas and Co-Lead Portfolio Manager. Prior to that he was in real estate private equity within Deutsche Asset Management as an Associate in the Structured Debt Investments Group from April 2005 to June 2007, and as a Portfolio Analyst in the Portfolio Management Group from May 2004 to June 2006. From June 2003 to May 2004 he was an Asset Management Analyst at Principal Real Estate Investors. Mr. Fisher has the Chartered Financial Analyst designation and has an MBA from Northwestern University, Kellogg School of Management and a Bachelor of Business Administration from the University of Iowa.

“Joe is a talented executive with a deep understanding of the public REIT space and will be a strong addition to our team as Chief Financial Officer,” said Tom Toomey, President and Chief Executive Officer of UDR. Mr. Toomey continued, “Joe is well versed in the workings of the apartment industry and brings an analytical and strategic skill set that will benefit the UDR team greatly in the years ahead.”

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets.  As of September 30, 2016, UDR owned or had an ownership position in 51,129 apartment homes including 3,510 homes under development or in preferred equity investments. For over 44 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at ir.udr.com.

Contact: UDR, Inc.

Chris Van Ens
cvanens@udr.com
720-348-7762